Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 379,466,842.59	0.000087	$ 33,013.62
Fees Previously Paid
	Total Transaction Valuation:	$ 379,466,842.59
	Total Fees Due for Filing:			$ 33,013.62
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 33,013.62
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Arrangement Agreement, dated as of September 20, 2026, by and between Vista Gold Corp. (the "Company") and Artemis Gold Inc. ("Artemis Gold") (the "Arrangement Agreement"). As of October 19, 2026, the maximum number of common shares of the Company, without par value (each, a "Company Share"), to which this transaction applies is estimated to be 151,182,009 Company Shares, which consists of (i) 145,971,346 issued and outstanding Company Shares, (ii) 3,057,663 Company Shares issuable upon settlement of outstanding Company restricted share units, and (iii) 2,153,000 Company Shares issuable upon settlement of outstanding Company deferred share units. Pursuant to the Arrangement Agreement, the Company's shareholders will receive 0.0966 of a common share of Artemis Gold for each Company Share (the "exchange ratio"). The exchange ratio represents a per share consideration of $2.51, calculated by multiplying the exchange ratio by the average of the high and low price of an Artemis Gold common share on the TSX Venture Exchange as of October 14, 2026 (as converted from Canadian dollars to U.S. dollars using the daily exchange rate as reported by the Bank of Canada for such date) in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, in accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction is calculated as the maximum number of Company Shares to which this transaction applies multiplied by the per share consideration calculated in the immediately preceding sentence. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in the preceding paragraph by the fee rate of 0.0000870.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources